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                                                                          FORTIS


April 15, 2005

Board of Directors
First Fortis Life Insurance Company
308 Maltbie Street, Suite 200
Syracuse, NY  13204

RE:  Masters Variable Annuity
     First Fortis Life Insurance Company
     File No. 333-14761

Dear Sir/Madam:

This opinion is furnished in connection with the registration under the Securities Act of 1933, as amended, of a certain Variable Annuity Contract (the "Contract") that will be offered and sold by First Fortis Life Insurance Company (the "Company"). I have examined such documents (including the Form S-2 Registration Statement) and reviewed such questions of law as I considered necessary and appropriate, and on the basis of such examination and review, it is my opinion that:

1. The Company is a corporation duly organized and validly existing as a stock life insurance company under the laws of New York and is duly authorized by the Insurance Department of the State of New York to issue the Contract.

2. The form of the Contract that will be issued by the Company has been filed in states where it is eligible for approval and upon issuance will be valid and binding upon the Company.

I hereby consent to the use of this opinion as an exhibit to the Form S-2 Registration Statement and to the reference to my name under the heading "Legal Opinions" in the prospectus included as a part of such Form S-2.

Sincerely,

/s/ Douglas R. Lowe

Douglas R. Lowe